EXHIBIT 3.4

                              ARTICLES OF AMENDMENT
                                       OF
                             TRIAD INNOVATIONS, INC.
                               SHARE AMOUNT CHANGE

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                                       OF

                             TRIAD INNOVATIONS, INC.
                        (FORMERLY TRIAD COMPRESSOR, INC.)

Filed in the Office of the
Secretary of State of the
State of Nevada
Sep 10 1998
No. C30645-98
Dean Heller, Secretary of State

         The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

         1. The following amendment of the Articles of Incorporation was adopted by shareholder consent by a majority of the shareholders of the corporation on December 31, 1998, said articles are hereby amended and shall read as follows:

                                   Article IV
                                 Capitalization

         Section 1. The authorized capital of this corporation shall consist of the following stock:

                           a. Twenty-five million (25,000,000) common shares, par value $.001 per share. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be no cumulative voting by shareholders.

         Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

         Section 3. The common stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to pay the debts of the corporation.

         EFFECTIVE THE 15TH day of March, 1999.

                                                     /s/James B. LaPorte
                                                     James B. LaPorte, President
/s/Alan D. Propp
Alan D. Propp, Secretary